[letterhead of David S. Hamilton]


Joseph M. Naughton, President
Go Online Networks Corporation
5681 Beach Boulevard, Suite 101
Buena Park, CA 90621

Dear Mr. Naughton:

         As a result of discussion between Triton's representative and Go Online Networks Corporation ("GONT"), I understand that Triton and GONT have agreed as follows: (i) effective as of January 1, 2002, the "Maturity Date", GONT's Series 2000-A Eight Percent (8%) Convertible Promissory Note to Triton in the original principal amount of $705,882.35(the "Triton Note") has been extended to January 1, 2003, (ii) in consideration for Triton's agreement to such extension, GONT shall promptly issue Triton a warrant for the purchase of 1,000,000 shares of GONT restricted common stock at $.002 per share and a warrant for the purchase of an additional 1,000,000 shares of GONT common stock at $0.05 per share, each warrant to be non-callable and exercisable until 5:00pm, California time, on February 27, 2007 (with exercise to be for cash or on a cashless but for Triton's discretion), and (iii) except as expressly set forth herein, all of the terms and provisions of the Triton Note and other agreements between GONT and Triton shall remain in full force and effect.


         Please confirm the above agreement on GONTs behalf by signing and dating this letter below and faxing it to Trion at (316) 287-7001 as soon as possible. Should you have any questions about this, please contact Andre J. Peaclong at Bridgewater Capital Corporation.

                                                               Very truly yours,

                                                           /s/ David S. Hamilton

THE FOREGOING IS HEREBY AGREED TO BY GO ONLINE NETWORKS CORPORATION, WHICH HAS THE FULL POWER AND AUTHORITY TO ENTER INTO SUCH AGREEMENT.


Go Online Networks Corporation

/s/ Joseph Naughton

dated February 29, 2002